Exhibit 99

Heritage Financial Group Completes Purchase of Lake City Branch

ALBANY, Ga.--(BUSINESS WIRE)--January 4, 2010--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today reported that it completed the previously announced purchase of a branch office in Lake City, Florida, on December 31, 2009. The transaction resulted in the transfer of approximately $10 million in loans and $41 million in deposits to the Bank.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to welcome Lake City customers and our new employees there to HeritageBank of the South. This purchase marks a continuation of our efforts to use our strong capital position prudently, taking advantage of emerging opportunities to enter new markets. Lake City, our second market in Florida since entering the state three years ago, fills in our footprint between Albany and Ocala and is an attractive market for us in terms of the competitive environment and its growth prospects."

Dorminey noted the Lake City branch purchase is the second expansion initiative by HeritageBank of the South during the fourth quarter of 2009. In December 2009, the Bank completed an FDIC-assisted transaction to acquire The Tattnall Bank, a $50 million full-service bank based in Reidsville, Georgia, with a second location in Collins, Georgia. As a result of this acquisition, which was subject to a purchase discount by the FDIC totaling $15 million, HeritageBank of the South acquired approximately $39 million in loans and other real estate and assumed approximately $47 million in deposits.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through 10 full-service banking offices. As of September 30, 2009, the Company reported total assets of approximately $470.5 million, total stockholders' equity of approximately $62.8 million and a Total Risk-Based capital ratio of 17.7%. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer